    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             AVIS RENT A CAR, INC.
             (Exact name of Registrant as specified in its charter)
                         ------------------------------

                DELAWARE                                    7514                                   11-3347585
      (State or other jurisdiction              (Primary Standard Industrial          (I.R.S. Employer Identification No.)
   of incorporation or organization)            Classification Code Number)

                            ------------------------

                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530
                                 (516) 222-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                    KAREN C. SCLAFANI, ESQ., VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                             AVIS RENT A CAR, INC.
                              900 OLD COUNTRY ROAD
                             GARDEN CITY, NY 11530
                                 (516) 222-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                              SEAN J. GEARY, ESQ.
                                WHITE & CASE LLP
                          1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 819-8200
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM        PROPOSED           AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    MAXIMUM AGGREGATE      REGISTRATION
           SECURITIES TO BE REGISTERED                  REGISTERED         PER UNIT(1)      OFFERING PRICE(1)         FEE(1)
Class A Common Stock, Par Value $0.01                   5,885,800            $26.875           $158,180,875          $43,975

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the class A common stock on the New York Stock Exchange on August 5, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 10, 1999

PROSPECTUS

                                5,885,800 SHARES

                             AVIS RENT A CAR, INC.

                              CLASS A COMMON STOCK

                               ------------------

    This prospectus relates to a public offering of 5,885,800 shares of class A common stock of Avis Rent A Car, Inc. by the selling stockholder named in this prospectus. The selling stockholder may offer shares of this common stock from time to time. We will not receive any of the proceeds from sales of this common stock by the selling stockholder.

                            ------------------------

    The class A common stock is listed on the New York Stock Exchange under the symbol "AVI." On August 5, 1999, the last reported sale price of the class A common stock on the NYSE was $26.375 per share.

INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is             , 1999

                               TABLE OF CONTENTS

Available Information.................................................................           5
Incorporation of Certain Information by Reference.....................................           5
Background and Corporate Developments.................................................           6
Risk Factors..........................................................................           7
Use of Proceeds.......................................................................          18
Selling Stockholder...................................................................          18
Plan of Distribution..................................................................          18
Legal Matters.........................................................................          19
Experts...............................................................................          19

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including, in particular, statements about our plans, strategies and prospects. Statements that are included in this prospectus that are prefaced with the heading "may", "will", "anticipate", "expect", "continue", "estimate", "project", "intend", "designed", and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect our future plans of operations, business strategy, results of operations and financial condition. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. Since it is not possible to predict every factor that may emerge, forward-looking statements should not be relied upon as a prediction of our actual future financial condition or operating results. We caution you that a variety of factors could cause business conditions and results to differ materially from these forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

    - our substantial debt and significant debt service obligations;

    - our ability to integrate VMS into our operations;

    - developments in, or changes to, the laws and regulations governing our business;

    - our ability to finance vehicle purchases in the asset-backed market;

    - the increasingly competitive nature of the industries in which we are operating;

    - changes in interest rates, foreign currency exchange rates and other domestic and international market and industry conditions;

    - the cyclicality and seasonality of the car rental industry;

    - changes in our relationships with our major suppliers;

    - changes in government policy;

    - changes in technology;

    - developments regarding environmental and tort liability;

    - our ability to keep key personnel required to operate the business; and

    - the potential effect of Year 2000 compliance issues.

                              CERTAIN DEFINITIONS

    Unless the context otherwise requires, each reference in this prospectus to

    - "Avis Rent A Car" refers to Avis Rent A Car, Inc.;

    - "Avis" refers to Avis Rent A Car and its operating subsidiaries and predecessors other than VMS;

    - "we", "our" or "us" refers to the business of Avis together with VMS;

    - "VMS" refers to the vehicle management and fuel card businesses which, prior to the VMS acquisition, were operated by Cendant Corporation through its PHH subsidiaries in the United States and Canada ("PHH North America"), its PHH subsidiaries in Europe ("PHH Europe") and Wright Express Corporation ("WEX");

    - "Cendant" refers to Cendant Corporation and its subsidiaries;

    - the "Avis System" refers to the Avis worldwide vehicle rental system including related trademarks, trade names and computer systems, including the Wizard-Registered Trademark- System, all of which are owned by Cendant; and

    - "Avis Fleet" refers to Avis Fleet Leasing and Management Corporation, the wholly-owned subsidiary of Avis Rent A Car that acquired VMS.

                             AVAILABLE INFORMATION

    Avis Rent A Car has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3, of which this prospectus forms a part, under the Securities Act, in connection with the offering of the class A common stock. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. You will find additional information about Avis Rent A Car in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

    Avis Rent A Car is subject to the informational requirements of the Exchange Act and will file periodic reports, statements and other information with the Commission. You may inspect and copy the registration statement, including exhibits, and, when filed, our periodic reports, statements and other information filed with the Commission at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which will contain, when filed, our reports, statements and other information filed with the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Commission allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    - Current Reports on Form 8-K dated May 25, 1999, July 15, 1999 and August 6, 1999; and

    - The description of the class A common stock contained in the registration statement of Avis Rent A Car on Form S-1, dated June 6, 1997, and as amended thereafter.

    You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

             Avis Rent A Car, Inc.
             900 Old Country Road
             Garden City, New York 11530
             Attn: Karen C. Sclafani, Vice President,
                  General Counsel and Secretary
             (516) 222-3000

    You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                     BACKGROUND AND CORPORATE DEVELOPMENTS

    Avis operates the second largest general-use car rental business in the world, based on total revenue. As the largest Avis System franchisee, Avis rents vehicles and provides ancillary products and services to business and leisure travelers through approximately 670 airport and non-airport (downtown or suburban) locations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand as of March 31, 1999. During 1998, Avis completed over 15 million transactions for approximately 56 million rental days with a fleet that averaged approximately 206,000 vehicles. Avis has corporate operations at the 50 top domestic airports and will account for approximately 92% of all domestic rental transactions processed through the Avis System based on 1998 revenue. Avis provides its services to a broad range of retail and corporate customers including both domestic and multinational corporations, among which Avis has many long-standing relationships.

    On June 30, 1999, Avis acquired VMS from Cendant for approximately $1.8 billion, plus the refinancing of approximately $3.5 billion of indebtedness. A subsidiary of Cendant Corporation received $362.0 million of the acquisition consideration in the form of preferred stock of Avis Fleet, $2.0 million of which was transferred to a third party. The VMS acquisition has established us as a leading worldwide provider of comprehensive automotive transportation and vehicle management solutions.

    VMS provides integrated card payment, vehicle leasing and value-added vehicle management services in North America and Europe, with leading market shares across many of its product lines. VMS provides comprehensive vehicle management solutions to its customers which include over 19,000 companies and government agencies in North America and Europe, including nearly one-third of the Fortune 500 and approximately one-half of the FTSE 100 companies. VMS' services consist of vehicle leasing and related asset-based services and a broad range of fee-based services which include fuel and maintenance cards, accident management, and various other vehicle-related services, all of which are designed to allow clients to effectively manage costs and enhance productivity.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN THE CLASS A COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE WILL FACE. ADDITIONAL RISKS THAT WE DO NOT KNOW ABOUT OR THAT WE VIEW AS IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS

    Assuming that our acquisition of VMS and the related transactions had been consummated at March 31, 1999, we would have had approximately $8.2 billion of indebtedness outstanding at that time, including approximately $6.6 billion under fleet financing facilities. In addition, we would have had approximately $788.1 million of additional credit availability under our fleet financing facilities and approximately $168 million available under our revolving credit facility (after giving effect to $182.0 million of outstanding but undrawn letters of credit). We had approximately $95.0 million available under our revolving credit facility on June 30, 1999 to fund our liquidity requirements after giving effect to our acquisition of VMS and the related transactions. Moreover, Avis Fleet has preferred stock outstanding with a $362.0 million aggregate liquidation preference. As a result, we are highly leveraged.

    This high level of indebtedness could have important consequences to our operations, including the following:

    - we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes;

    - we will need to use a large portion of the money we earn to pay principal and interest on our debt, which will reduce the amount of money available to finance our operations and other business activities;

    - some of our debt, including our revolving credit facility and our fleet financing facilities, has variable rates of interest, which exposes us to the risk of increased interest rates;

    - our debt under our revolving credit facility and fleet financing facilities will be secured;

    - we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage;

    - our debt level will make us more vulnerable to economic downturns and adverse developments in our businesses;

    - our debt level will reduce our flexibility in responding to changing business and economic conditions, including increased competition in our industry; and

    - our debt level will limit our ability to pursue other business opportunities, borrow money for operations or capital in the future and implement our business strategy.

OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO TAKE SOME ACTIONS

    Our agreements with our various lenders include a number of significant covenants that, among other things, will restrict our ability to:

    - incur debt;

    - pay dividends on stock or purchase stock;

    - make certain types of investments;

    - use the proceeds of the sale of certain assets or stock of certain subsidiaries;

    - engage in certain transactions with affiliates;

    - engage in mergers, consolidations and certain sales of assets;

    - engage in business activities unrelated to our current businesses; and

    - permit restrictions on the ability of certain of our subsidiaries to pay dividends and make other distributions.

    Certain of these agreements also require us to maintain specified financial ratios. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the relevant lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing that indebtedness.

WE WILL RELY ON ASSET-BACKED FINANCING TO PURCHASE VEHICLES

    We will rely heavily on asset-backed financing to purchase vehicles. If our access to asset-backed financing were reduced, we cannot be sure that we would be able to obtain replacement financing on favorable terms. As a result, any disruption in the market for asset-backed securities or in our ability to access that market would have a material adverse effect on our financial condition and results of operations. In addition, if defaults under leases increase or if leases do not yield a return equivalent to the cost of our VMS fleet financing facility, then receivables collections that would have been used for our working capital requirements could instead be required to be used to pay amounts owing in respect of our VMS fleet financing facility. If we are successful in our strategy of penetrating the small fleet market, defaults are likely to increase. In addition, we may elect to accept lower returns on leases in the future to successfully sell additional fee services. Both events may increase the amounts required to support our initial issuance of securities under our VMS fleet financing facility, through the contribution of cash to the relevant financing subsidiaries. On the closing date of our VMS fleet financing facility, approximately $205 million of receivables were used to support the obligations under the VMS fleet financing facility, providing liquidity to make related interest and dividend payments.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE VMS' AND AVIS' OPERATIONS OR REALIZE
  THE EXPECTED BENEFITS FROM THE VMS ACQUISITION OR FUTURE ACQUISITIONS

    We cannot be sure that we will be able to successfully integrate VMS' and Avis' operations without substantial costs, delays or other problems. In addition, expected synergies may not materialize. Our success in integrating VMS' and Avis' operations will depend upon our ability to:

    - integrate VMS' information processing systems into Avis' systems;

    - retain key personnel;

    - integrate VMS' general and administrative services into Avis' own; and

    - avoid diversion of management's attention from operational matters.

    Prior to our acquisition of VMS, Cendant provided VMS with a number of administrative services. We have entered into agreements with Cendant under which Cendant has agreed to provide us with certain of these services on a transitional basis as follows.

    Pursuant to the Corporate Services Transition Agreement, dated as of June 30, 1999, by and among Cendant and Avis Fleet, Cendant has agreed to provide us with certain administrative services relating to the operation of the VMS entities. These services include: the provision and administration of employee benefits; processing of corporate accounts payable, payroll and tax filings; cash management reporting; risk management support services for the invoicing and underwriting of insurance; fixed asset administration; credit risk management and corporate financial systems services.

This agreement expires on December 31, 1999, with some services terminating prior to that date, except that Cendant must continue to provide corporate financial systems services until December 31, 2000. We cannot be certain that after the corporate services transition agreement expires we will be able to provide any of these services internally or obtain them from third-party providers on a commercially reasonable basis. If we were unable to perform or obtain these services on a commercially reasonable basis, it could have a material adverse effect on our financial condition and results of operations.

    Additionally, pursuant to the Information Technology Services Agreement, dated as of June 30, 1999, by and among PHH Vehicle Management Services, LLC and Cendant, Cendant has agreed to continue allowing VMS access to Cendant's mainframe and information technology resources. The information technology services agreement expires in December 2001. We cannot be certain that upon the expiration of the information technology services agreement whether we would require further access to Cendant's mainframe and information technology resources. If we did and were unable to obtain them from Cendant on commercially reasonable terms, it could have a material adverse effect on our financial condition and results of operations.

    Moreover, the consolidation and integration of VMS' and Avis' operations may take longer, and be more disruptive to our business, than originally anticipated. We may also encounter similar problems with future acquisitions.

AVIS RENT A CAR SYSTEM, INC. IS A FRANCHISEE AND AVIS DEPENDS ON THE AVIS SYSTEM

    As an Avis System franchisee, Avis Rent A Car System, Inc. is required to pay royalties to Cendant Car Rental, Inc. (the "Franchisor"), a wholly-owned indirect subsidiary of Cendant Corporation, for use of the Avis trademarks and the Avis System. These royalties are payable pursuant to a 50-year master license agreement between Avis Rent A Car System, Inc. and the Franchisor and are based upon Avis Rent A Car System, Inc.'s revenue, not its profits. This could result in increasing royalty payments even during a period of declining profits. These royalties resulted in a charge to Avis for the fiscal year ended December 31, 1998 of $91.9 million and for the quarter ended March 31, 1999 of $22.7 million.

    The Franchisor has the right to terminate Avis Rent A Car System, Inc.'s franchise for certain violations of the master license agreement, including, among others, if Avis Rent A Car System, Inc. or Avis Rent A Car purports to transfer any of its rights or obligations thereunder or in the case of Avis Rent A Car, more than 10% of the equity interests in Avis Rent A Car System, Inc., without compliance with its terms, or if Avis Rent A Car System, Inc. fails, refuses or neglects to promptly pay certain monies owing to the Franchisor or other Cendant entities. The Franchisor could also terminate the master license agreement upon the occurrence of various bankruptcy or insolvency events. Any such termination would have a material adverse effect on our business. Additionally, termination of the master license agreement would result in a termination of the computer services agreement as discussed below.

WE DEPEND ON COMPUTER SYSTEMS OWNED BY CENDANT

    We depend on a number of computer systems owned and/or operated by Cendant. For example, we utilize the Wizard System, a computer system which is owned and operated by Cendant, pursuant to a 50-year computer services agreement. We use the Wizard System for global reservation processing, rental agreement generation and administration and fleet control and accounting. Our data is also processed by the Wizard System to enable us to plan fleet acquisitions, improve profits, monitor our competitors' rates and analyze our business mix.

    Cendant has the right to terminate the computer services agreement for certain violations, including, among others, if we fail, refuse or neglect to promptly pay monies owing to Cendant on two or more occasions within a six-month period as well as for a change of control and various bankruptcy or insolvency events. In addition, termination of the master license agreement would also result in a termination of the computer services agreement. A loss of the services provided by the Wizard System would have a material adverse effect on our financial condition and results of operations.

    Similarly, VMS' SPIN data warehouse and European data warehouse (both of which are critical components of our information technology systems) are partially resident on a mainframe computer owned and operated by Cendant. As is discussed above, VMS has entered into an information technology services agreement with Cendant, whereby Cendant has agreed to continue allowing VMS access to Cendant's mainframe and information technology resources. However, this agreement expires in December 2001. We cannot be certain that upon the expiration of the information technology services agreement whether we would require further access to Cendant's mainframe and information technology resources. If we did and were unable to obtain them from Cendant on commercially reasonable terms, it could have a material adverse effect on our financial condition and results of operations.

    If we were prevented from having access to our data for any reason, including a failure of the computer system or an inability to find a supplier of these services, it could have a material adverse effect on our financial condition and results of operations.

AN INCREASE IN INTEREST RATES COULD REDUCE OUR PROFITABILITY

    A substantial portion of our debt, including our debt under our revolving credit facility and fleet financing facilities to the extent costs cannot be passed through, is interest rate sensitive. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, may materially reduce our profitability. In addition, in the event of an increase in prevailing interest rates, lessees with floating rate leases may have greater difficulty in meeting their increased payment obligations, which could result in an increase in default rates. Moreover, lessees generally have the option to convert their floating rate leases to fixed rate leases which could, if not properly hedged, expose us to additional risks resulting from interest rate fluctuations.

CHANGES IN REPURCHASE PROGRAMS MAY AFFECT OUR BUSINESS

    At March 31, 1999, substantially all of the vehicles in our then existing rental fleet were covered by vehicle manufacturers' repurchase programs ("Repurchase Programs"). The entities acquired pursuant to the VMS acquisition do not participate in Repurchase Programs. Under a Repurchase Program, we agree to purchase a specified minimum number of vehicles directly from franchised dealers of the manufacturer at a specified price, and the manufacturer agrees to buy those vehicles back from us at a future date at a price that is based upon the capitalized cost of the vehicles less an agreed-upon depreciation factor and, in certain cases, an adjustment for damage and /or excess mileage. The Repurchase Programs limit our risk of a decline in the residual value of our fleet and enables us to fix depreciation expense in advance. We expect vehicle depreciation to continue to be the largest cost factor in our operations. If automobile manufacturers reduced the availability of Repurchase Programs or related incentives, it could have a material adverse effect on our financial condition and results of operations.

    In addition, we could be placed at a competitive disadvantage if U.S. automobile manufacturers selectively restricted eligibility to participate in their Repurchase Programs. For example, any effort by General Motors to reduce the scope of our GM Repurchase Program could adversely affect our ability to compete with those competitors whose access to similar programs is not reduced or that have well-established alternative vehicle disposition facilities.

    Furthermore, we currently obtain a substantial portion of our financing in reliance on Repurchase Programs. A significant change in the financial condition of the vehicle manufacturers, particularly

General Motors Corporation or Daimler Chrysler Corporation, would significantly affect our ability to continue to obtain this financing on favorable terms. In addition, under the terms of certain of our credit facilities, including the Avis fleet financing facilities, various events over which we will have no control, including:

    - the bankruptcy of a repurchase party, and

    - a material default of a repurchase party under a Repurchase Program may result in:

    - termination of our credit lines for the purchase of vehicles under a Repurchase Program from such repurchase party, and

    - a requirement to liquidate vehicles purchased from that repurchase party.

WE BEAR THE RESIDUAL RISK ON THE VALUE OF A PORTION OF OUR LEASED VEHICLES

    VMS leases vehicles on both closed-end and open-end bases. VMS generally bears the residual value risk on the value of vehicles leased under closed-end leases. Therefore, if the market for used vehicles declines, VMS may suffer losses in remarketing vehicles upon the expiration of closed-end leases. While PHH North America generally uses open-end leases, PHH Europe has traditionally relied on closed-end leases. In 1998, as a result of a decline in the used vehicle market, VMS incurred a $4.4 million charge relating to remarketing losses. At March 31, 1999, approximately 15% of VMS' total lease portfolio consisted of closed-end leases. In addition, if we are successful in our strategy of penetrating the smaller-fleet leasing market, this percentage may increase.

WE ARE EXPOSED TO FOREIGN CURRENCY RISKS

    For the twelve months ended December 31, 1998, pro forma for the acquisition of VMS, a significant portion of our revenue and operating costs were denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, particularly, the British pound sterling. Our consolidated financial results will be denominated in U.S. dollars and therefore require translation adjustments for purposes of reporting results from foreign operations. Such adjustments, which may arise, for example, due to an appreciation of the U.S. dollar relative to the pound sterling, may be significant. In addition, we expect to borrow amounts denominated in foreign currencies. Although we intend to hedge our exposure under such borrowings to exchange rate fluctuations, we cannot be sure that such hedges will be successful or that the costs of such hedges will not be significant.

WE WILL FACE RISKS IN INTERNATIONAL OPERATIONS

    The international nature of our existing and planned operations, especially our extensive presence in the United Kingdom, involves a number of risks, including changes in U.S. and foreign government regulations, tariffs, taxes, fuel duties, other trade barriers, the potential for nationalization of enterprises, economic downturns, inflation, environmental regulations, political and social instability, foreign exchange risk, difficulties in receivables collections, and dependence on foreign personnel and foreign unions. Foreign government regulations may also restrict our ability to own or operate subsidiaries in those countries, acquire new businesses or repatriate dividends from foreign subsidiaries back to the United States. We cannot be certain that we will be able to enter and successfully compete in additional foreign markets or that we will be able to continue to compete in the foreign markets in which we currently operate.

RISING CAR PRICES AND CHANGES IN INDUSTRY POLICIES MAY AFFECT OUR BUSINESS

    In recent years the average price of new cars has increased. From time to time, automobile manufacturers sponsor sales incentive programs that tend to lower the average cost of vehicles for fleet purchasers like us. We anticipate that new vehicle prices will continue to increase, and we cannot be sure that sales incentive programs will remain available, that we will be able to effectively control the average cost of our rental fleet by purchasing a mix of less expensive vehicles or that, because of competitive pressures, we will be able to pass on the increased cost of vehicles to rental customers.

    In the United States, VMS receives fees from its dealers, who, in turn, receive fees from vehicle manufacturers for vehicles purchased directly from the manufacturers. These fees totalled approximately $38.4 million in 1998. We cannot be sure that manufacturers will continue to offer these fees at historical levels.

    In addition, if car prices were to decline, we expect that leasing revenues would decline as well.

AVIS DEPENDS ON GM FOR ITS SUPPLY OF VEHICLES

    Whereas VMS has historically purchased vehicles from a broad range of manufacturers, Avis has historically purchased a substantial majority of its vehicles from GM. In fact, from January 25, 1989 until October 16, 1996, GM was a minority shareholder of Avis. The number of vehicles purchased by Avis has varied from year to year. In model year 1998, approximately 80% of Avis' vehicle fleet purchases in the United States consisted of GM vehicles. In model year 1999, approximately 87% of Avis' vehicle fleet purchases in the United States are expected to consist of GM vehicles. During the term of Avis' current agreement with GM, which expires in 2002, at least 51% of Avis' domestic fleet must consist of GM vehicles acquired from local GM dealers. Shifting significant portions of fleet purchases to other manufacturers would require significant lead time. As a result, GM's inability to supply us with the planned number and type of vehicles could have a material adverse effect on our financial condition and results of operations. In addition, if GM is not able to offer competitive terms and conditions and we are unable to purchase enough vehicles from other manufacturers on competitive terms and conditions, then we may be forced to purchase vehicles at higher prices or on otherwise less favorable terms. Such a situation could adversely affect our financial condition and results of operations through increased vehicle acquisition and depreciation costs if we are unable to pass these costs on to our customers through increases in rental rates.

FLUCTUATIONS IN FUEL COSTS OR REDUCED SUPPLIES COULD HARM OUR BUSINESS

    We could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe and protracted disruption of fuel supplies or significant increases in fuel prices could have a material adverse effect on our financial condition and results of operations. On the other hand, decreases in fuel costs, including decreases in applicable taxes, could reduce fuel card revenues, since fuel card fees are generally based on the gross amount of purchases.

A DECREASE IN AIR TRAVEL COULD HARM OUR BUSINESS

    For the twelve months ended December 31, 1998, approximately 85% of Avis' revenue from U.S. rental operations was generated at airport rental locations. A sustained decrease in airline passenger traffic in the United States or the loss of a significant airport concession could have a material adverse effect on our financial condition and results of operations. Events that could reduce airline passenger traffic include, in addition to a general economic downturn (as discussed below), labor unrest, airline bankruptcies and consolidations, substantially higher air fares, the outbreak of war, high-profile crimes against tourists and incidents of terrorism. In addition, our leases at several major airports are renewed on a month-to-month basis.

OUR BUSINESS COULD BE HURT BY AN ECONOMIC DOWNTURN

    Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity either in the United States or in international markets could materially affect our financial condition and results of operations. In the vehicle rental business, a decline in economic activity typically results in a decline in both business and leisure travel, and, accordingly, a decline in the volume of vehicle rental transactions. In the case of a decline in vehicle rental activity, we may reduce rental rates to meet competitive pressures, which could adversely affect our financial condition and results of operations. With regard to vehicle leasing and other vehicle management services, economic downturns may result in a decrease in sales volume and fee revenues, as well as reduced margins.

    A decline in economic activity may also adversely affect residual values realized on the disposition of vehicles that are not covered by Repurchase Programs. At March 31, 1999, pro forma for the acquisition of VMS, we would have been subject to residual risk with respect to 15% of the VMS vehicles. In addition, an economic decline is likely to result in an increase in default rates, particularly if we are successful in penetrating the smaller fleet leasing market. Any of the above factors could contribute to a downgrading of our credit ratings. Any such downgrading could increase our funding costs and decrease the spread between our cost of borrowing and our lending rates. We cannot be sure that a decline in economic activity would not have a material adverse effect on our financial condition and results of operations.

OUR VEHICLE RENTAL BUSINESS IS HIGHLY SEASONAL

    Avis' third quarter, which covers the peak summer travel months, has historically been its strongest, accounting in 1998 for approximately 28% and 47% of its rental revenue and pre-tax income from rental operations, respectively. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on our annual operating results. Avis' fourth quarter has generally been its weakest with respect to pre-tax income because of reduced leisure travel and the greater potential for adverse weather conditions. Many operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, we cannot be sure that we will have sufficient liquidity under all conditions.

OUR BUSINESS IS HIGHLY COMPETITIVE

    The vehicle rental industry is highly competitive, particularly with respect to price and service. In addition, recent changes in ownership of a number of the major domestic vehicle rental companies could further intensify competition. In any given location, franchisees may encounter competition from national, regional and local companies, many of which, particularly those owned by the major automobile manufacturers, have greater financial resources than we do. Principal competitors for commercial accounts, unaffiliated business and leisure travelers in the United States are Hertz Corporation, National Car Rental System, Inc., Budget Rent A Car Corporation and, particularly, with regard to leisure travelers, Alamo Rent-A-Car Inc. Similarly, the vehicle leasing and vehicle management services industries in which VMS operates are also highly competitive. There are four other major providers of fleet management services in the United States, hundreds of local and regional competitors and numerous niche competitors who focus on only one or two products. We cannot be sure that we will be able to compete successfully with either existing or new competitors.

    From time to time, either because of overcapacity or reduced demand, the major vehicle rental companies have been subject to industry-wide price pressures, and Avis has, on such occasions, adjusted its rental rates in response to such pressures. A recurrence of oversupply or a marked reduction in overall demand could adversely affect our ability to maintain or increase our rental rates.

TECHNOLOGICAL ADVANCES COULD REDUCE OUR COMPETITIVE ADVANTAGE IN INFORMATION
  TECHNOLOGY

    We believe that customers, especially in the United States, are demanding broader and faster access to information in the manner that we will provide through our SPIN system and other technology platforms. Technological advances could enable our competitors to develop the ability to deliver information in a similar manner more quickly than we currently anticipate. If our competitors developed this ability, it would reduce our competitive advantage in information technology.

GOVERNMENT ACTION MAY AFFECT SOURCES OF OUR REVENUES

    Governmental action could affect several sources of our revenues. For example, a significant source of profits for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage sustained during the rental period. Approximately 3.3% of Avis' total revenue during 1998 was generated by the sale of loss damage waivers. The U.S. Congress has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. At present, no legislation is pending. In addition, approximately 40 states have considered legislation affecting loss damage waivers. To date, 24 states have enacted legislation regulating the sale of loss damage waivers, most of which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in 1988 New York enacted legislation which eliminated Avis' right to offer loss damage waivers for sale and limited potential customer liability to $100. California and Nevada have capped rates that may be charged for loss damage waivers at $9.00 and $10.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of the repairs. In Illinois, Avis is currently permitted to sell loss damage waivers at fixed rates. If, however, the customer elects not to purchase the loss damage waiver, the customer's liability is limited to $9,000 unless the customer violates the prohibited use terms of the rental agreement, in which case the customer is liable for the fair market value of the vehicle or the cost of the repairs, whichever is less. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers' liability could increase our costs. In addition, any decrease in fuel taxes could reduce fuel card revenues.

    In addition, several state legislatures and insurance regulators have recently begun to require vehicle rental companies or their personnel to obtain limited licenses in order to sell optional insurance products at the rental counter. In New York, legislation requires a single corporate license for the vehicle rental company in order to permit the sale of additional liability insurance, personal accident insurance and personal effects protection. In Ohio, regulations now require that one person be licensed at each rental station in order to sell these insurance products. In 1998, the Texas Insurance Commissioner reversed earlier policy and imposed a limited licensing plan upon the entire vehicle rental industry. Further, each company was required to refund to customers proportions of sales revenues in compensation for operating without a limited license. Avis' share of this refund program was approximately $2 million. However, we do not believe that fines have been proposed by other state regulators or that any licensing requirements would have a material adverse effect on us.

WE MAY HAVE CLEAN-UP COSTS RELATING TO PETROLEUM STORAGE

    Approximately 245 of Avis' domestic and international facilities contain tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils. At approximately 208 of Avis' locations, one or more of these tanks are located underground. We cannot be sure that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills. In addition, historical operations at certain of Avis' properties, including activities relating to automobile and bus maintenance, may have resulted in leaks or spills into soil or groundwater. Any such leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to our operations and expenditures that could have a material adverse effect on our financial condition and results of operations. At certain facilities, we are presently remediating soil and groundwater contamination. Based on currently available information, we estimate that future expenditures for remediation of known contamination will be approximately $5.54 million (which has been fully reserved). Such amount does not take into account possible recoveries under any insurance that may be available or reimbursement that may be available from certain state reimbursement programs applicable to leaking underground storage tanks. In the United States, Canada and Puerto Rico, we carry environmental impairment liability coverage with annual limits of $4.0 million per incident and $4.0 million in the aggregate per site and a deductible generally of $250,000 against liability to third parties and clean-up costs, but this insurance does not cover internal business interruptions. In addition, we cannot be sure that our liabilities will not exceed our insurance coverage.

WE MAY BE SUED AS A RESULT OF ACCIDENTS INVOLVING OUR CARS

    Our business exposes us to claims for personal injury, death and property damage resulting from the use of the vehicles rented or leased by us. Avis currently either self-insures or maintains coverage from a wholly-owned insurance subsidiary for such risk up to $1.0 million per occurrence and maintains insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence. VMS also currently maintains liability insurance with unaffiliated insurance carriers to a limit of $26 million per occurrence. We intend to keep these insurance programs in place. We cannot, however, be sure that we will not be exposed to uninsured liability at levels above historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms. In addition, we cannot be certain that we will be able to obtain the insurance for VMS on economically reasonable terms.

YEAR 2000 RISK

    As has been widely reported, many computer systems process dates based on two digits for the year of a transaction and may be unable to process dates in the Year 2000 and beyond. There are many risks associated with the Year 2000 compliance issue, including but not limited to the possible failure of our systems and hardware with embedded applications. Any such failure could result in:

    - the malfunctioning of the Wizard System, PHH Interactive (which provides real time data access to certain VMS customers) or the SPIN data warehouse and other technology platforms;

    - an inability to track our vehicles and provide the fleet maintenance services that account for a majority of the revenue of VMS;

    - the malfunctioning of our other service processes;

    - an inability to properly bill and collect payments from our customers; and/or

    - errors or omissions in accounting and financial data, any of which could have a material adverse effect on our results of operations and financial condition.

    In addition, we cannot be sure that the systems of other companies, including our vendors, utilities and customers, will be compliant in a timely manner, or that a failure to be compliant by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on our financial condition and results of operations.

    Avis has conducted a review of its computer systems including those owned by Cendant to identify the systems that could be affected by the Year 2000 problem and believes its mission critical systems will be Year 2000 compliant in the summer of 1999. VMS has conducted a review of its computer systems including those owned by Cendant to identify the systems that could be affected by the Year 2000 problem and believes its mission critical systems will be Year 2000 compliant in the summer of 1999.

    We are developing contingency plans with respect to certain key technology used in our mission critical systems. The contingency planning process is ongoing and will require modification as we obtain further information regarding the results of testing our systems for Year 2000 compliance and the results of tests performed on our vendors' systems. We cannot be sure that any contingency plan will effectively mitigate problems caused by the failure of computer systems to be Year 2000 compliant.

    Our inability to remedy any mission critical systems or the failure of third parties to do so may cause business interruptions or shutdowns, financial loss, regulatory actions, reputational harm or legal liability. We cannot be sure that our Year 2000 program will be effective or that our estimates about the timing and cost of completing our program will be proven accurate.

WE MAY HAVE DIFFICULTY MANAGING FUTURE GROWTH

    We expect to continue to experience rapid growth and development as a result of the implementation of our operating strategy and industry changes. We cannot be sure that such growth will continue to occur or that our operating strategy will be successful. If we experience rapid growth, such growth would require the hiring, retention and training of new personnel, the development and introduction of new products, the expansion of our management information systems, the control of expenses related to the expansion of our information network and customer base, and the management of additional demands on our customer support, sales and marketing, administrative resources and network infrastructure. If we are unable to satisfy these requirements, or if we are otherwise unable to manage growth effectively, our operations and financial condition could be materially adversely affected.

ATTRACTION AND RETENTION OF KEY PERSONNEL

    Our success will depend in large part upon the ability and experience of certain key management employees, particularly Robert Salerno, Kevin Sheehan and Mark Miller. In addition, our performance will be highly dependent on our ability to identify, hire, train, motivate and retain highly qualified management, technical, sales and marketing personnel. Our need for new personnel will be heightened as a result of our acquisition of VMS and other attempts to expand operations. Competition for such personnel is intense, and we cannot be certain that we will be able to attract, assimilate or retain highly qualified technical, sales, marketing and managerial personnel. The inability to attract and retain the necessary management, technical and sales and marketing personnel, including without limitation, senior management personnel, could have a material adverse effect on our business, results of operations and financial condition.

CONFLICTS OF INTEREST WITH CENDANT MAY ARISE

    Cendant's ownership of approximately 19% (which may increase to up to approximately 34% upon the conversion of the preferred stock of Avis Fleet received by Cendant in connection with the VMS acquisition (based on Cendant's ownership as of the date hereof)) of our common stock, as well as the service of certain persons as directors of both Avis Rent A Car and Cendant, could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for Cendant and us, including:

    - potential acquisitions of businesses;

    - the issuance of additional securities;

    - the election of new or additional directors; and

    - the payment of dividends and other matters.

    We have not instituted any formal plan or arrangement to address potential conflicts of interest that may arise among us, Cendant and Cendant's affiliates. Avis is party to various agreements with Cendant and its affiliates that were entered into when Cendant beneficially owned all of Avis' outstanding common stock. In addition, we will be relying on Cendant to provide transitional services with regard to VMS and to continue to provide access to its mainframe computers on which the SPIN data warehouse and other data is stored. See "--We depend on computer systems owned by Cendant."

    On April 15, 1998, Cendant publicly announced that it discovered accounting irregularities in the former business units of CUC International, Inc. As a result, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and is currently party to more than 70 lawsuits regarding the same. We are currently not a party to such litigation, and we do not currently believe that there is any basis for asserting a claim thereunder against us. In addition, Avis was spun off from Cendant before CUC International, Inc. merged into Cendant. However, we cannot be certain that claims will not be asserted against us in the future or that we will not have any liability in respect of such litigation. In the event that we were subject to any such liability, we cannot be certain that we would be able to recover any amounts in respect of such liability from Cendant.

CERTAIN PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND OUR
  BY-LAWS COULD HINDER A THIRD PARTY FROM TAKING CONTROL OF US.

    Certain provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the class A common stock. In addition, shares of preferred stock may be issued by our Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the class A common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We have no current plans to issue any shares of preferred stock.

THE PRICE OF OUR CLASS A COMMON STOCK MAY EXPERIENCE FLUCTUATIONS.

    Our class A common stock is traded on the New York Stock Exchange, which has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our class A common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts' estimates, financial performance and activities of other publicly traded companies in our industry could cause the price of our class A common stock to fluctuate.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON OUR CLASS A COMMON STOCK IN
  THE FORESEEABLE FUTURE.

    We have never declared or paid dividends on our class A common stock. We currently do not intend to pay dividends on our class A common stock in the foreseeable future. Any payment of dividends in the future will be at the discretion of our board of directors. Moreover, our ability to pay dividends on our class A common stock is restricted by the terms of some of our debt agreements.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the class A common stock by the selling stockholder. See "Selling Stockholder".

                              SELLING STOCKHOLDER

    The following table sets forth certain information with respect to the selling stockholder:

                                                     NUMBER OF SHARES                          NUMBER OF SHARES
                                                       BENEFICIALLY                           TO BE BENEFICIALLY
                                                           OWNED         MAXIMUM NUMBER      OWNED AFTER OFFERING,
NAME OF SELLING                                          PRIOR TO         OF SHARES TO        ASSUMING ALL SHARES
STOCKHOLDER                                            THE OFFERING        BE OFFERED       OFFERED ARE DISTRIBUTED
---------------------------------------------------  -----------------  -----------------  -------------------------
Cendant Car Rental Holdings, Inc.(1)...............      5,885,800(2)       5,885,800(2)                 0(2)

------------------------

(1) Cendant Car Rental Holdings, Inc. is a wholly-owned subsidiary of Cendant Corporation.

(2) Does not include 7,200,000 shares of series A preferred stock of Avis Fleet owned by an affiliate of the selling stockholder. The series A preferred stock is convertible under certain circumstances into class B non-voting common stock of Avis Rent A Car. In addition, the class B common stock is exchangeable for class A common stock under certain circumstances, including if the conversion would not result in Cendant's ownership of class A common stock exceeding 20% of the total outstanding.

    Cendant is a major publicly-traded international provider of consumer and business services. Prior to September 24, 1997, Avis was owned by the Franchisor, a wholly-owned indirect subsidiary of Cendant Corporation. Prior to our acquisition of VMS, VMS was indirectly owned by Cendant Corporation. The Franchisor owns the Avis System, of which Avis is a franchisee, as well as the Avis trademarks, tradenames and the Wizard System. In connection with Avis Rent A Car's 1997 initial public offering, its operating subsidiary, Avis Rent A Car System, Inc., entered into a 50-year master license agreement with the Franchisor to participate in the Avis System and a 50-year computer services agreement for use of the Wizard System. The master license agreement provides for certain base and supplemental royalties to be paid to Cendant based on Avis Rent A Car System, Inc.'s gross revenue, while Cendant provides services under the computer services agreement at cost. In addition, Cendant has agreed to provide certain transitional services to us, and we have agreed to provide certain transitional services to Cendant, in connection with our acquisition of VMS.

    Because the selling stockholder or its transferees may offer all, a portion or none of the class A common stock offered pursuant to this prospectus, no estimate can be given as to the amount of class A common stock that will be held by the selling stockholder upon termination of the offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    The class A common stock may be sold from time to time to purchasers directly by the selling stockholder, including pledgees, donees (including charitable organizations), transferees or other successors in interest to the selling stockholder. Alternatively, the selling stockholder may sell the class A common stock in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in sales occurring in the public market off such exchange, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the class A common stock may be sold directly or through brokers acting on behalf of the selling stockholder or to dealers for resale by such dealers. In connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the selling stockholder and/or the purchasers of such common stock for whom they may act as broker or agent. The selling stockholder will bear all expenses of registration incurred in connection with the registration and sale of the class A common stock being offered by this prospectus.

    The selling stockholder and any dealer participating in the distribution of any class A common stock or any broker executing selling orders on behalf of the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any profit on the sale of any or all of the class A common stock by the selling stockholder and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

    Any broker or dealer participating in any distribution of the class A common stock in connection with the offering of the class A common stock may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any of the class A common stock from or through such broker or dealer.

                                 LEGAL MATTERS

    The validity of the shares of class A common stock being offered will be passed upon for us by White & Case LLP, New York, New York.

                                    EXPERTS

    The combined financial statements and the related financial statement schedule of Avis Rent A Car, Inc., incorporated in this prospectus by reference from Avis Rent A Car, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of PHH Vehicle Management Services, incorporated in this prospectus by reference from Avis Rent A Car Inc.'s Current Report on Form 8-K, dated July 15, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee. The selling stockholder is obligated to reimburse the undersigned Registrant for all such expenses.

                                                                                                 TO BE PAID BY THE
                                                                                                    REGISTRANT
                                                                                                 -----------------
Securities and Exchange Commission registration fee............................................      $  43,975
Accounting fees and expenses...................................................................
Printing expenses..............................................................................
Transfer agent and registrar fees..............................................................
Legal fees and expenses........................................................................
Other expenses.................................................................................
                                                                                                       -------
    Total......................................................................................      $
                                                                                                       -------
                                                                                                       -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of Title 8 of the General Corporation Law of the State of Delaware ("GCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the GCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

    The bylaws of Avis Rent A Car Inc. ("Avis Rent A Car") contain specific authority for indemnification by Avis Rent A Car of current and former directors, officers, employees or agents of Avis Rent A Car on terms that have been derived from Section 145 of Title 8 of the GCL.

    Avis Rent A Car maintains policies of insurance under which Avis Rent A Car and its directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against loss arising from any claim which may be made against Avis Rent A Car or any director or officer of Avis Rent A Car by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in their respective capabilities.

ITEM 16. EXHIBITS

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        4.1    Amended and Restated Certificate of Incorporation of Avis Rent A Car, Inc.*
        4.2    Amended and Restated By-laws of Avis Rent A Car, Inc.*
        5.1    Opinion of White & Case LLP regarding the legality of the class A common stock being registered hereby.**
       23.1    Consent of Deloitte & Touche LLP relating to Avis Rent A Car, Inc.'s Financial Statements.***
       23.2    Consent of Deloitte & Touche LLP relating to PHH Vehicle Management Services Financial Statements.***
       23.3    Consent of White & Case LLP (included in Exhibit 5.1).**
       24.1    Powers of Attorney (included in the signature pages to this Registration Statement).

------------------------

* Incorporated by reference to the Registrant's registration statement on Form S-1, 333-46737.

**  To be filed by amendment

*** Filed herewith.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

       provided, however, that the undertakings set forth in paragraphs (i) and
       (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the incorporated village of Garden City, County of Nassau and State of New York, on August 6, 1999.

                                AVIS RENT A CAR, INC.

                                By   /s/ KEVIN M. SHEEHAN
                                     -----------------------------------------
                                     Name: Kevin M. Sheehan
                                     Title: President-Corporate and Business
                                     Affairs and Chief Financial Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes each of Kevin M. Sheehan and Karen C. Sclafani, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement and to sign any and all additional Registration Statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
    /s/ F. ROBERT SALERNO         Operating
------------------------------    Officer--Rental Car         August 6, 1999
      F. Robert Salerno           Group and Director

                                President--Corporate and
     /s/ KEVIN M. SHEEHAN         Business Affairs, Chief
------------------------------    Financial Officer and       August 6, 1999
       Kevin M. Sheehan           Director

                                President and Chief
      /s/ MARK E. MILLER          Operating
------------------------------    Officer--Vehicle            August 6, 1999
        Mark E. Miller            Management Services
                                  Group

    /s/ TIMOTHY M. SHANLEY      Vice President and
------------------------------    Controller (Chief           August 6, 1999
      Timothy M. Shanley          Accounting Officer)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MARTIN L. EDELMAN
------------------------------  Chairman of the Board and     August 6, 1999
      Martin L. Edelman           Director

     /s/ W. ALUN CATHCART
------------------------------  Director                      August 6, 1999
       W. Alun Cathcart

 /s/ LEONARD S. COLEMAN, JR.
------------------------------  Director                      August 9, 1999
   Leonard S. Coleman, Jr.

    /s/ ALFONSE M. D'AMATO
------------------------------  Director                      August 9, 1999
      Alfonse M. D'Amato

    /s/ DEBORAH L. HARMON
------------------------------  Director                      August 9, 1999
      Deborah L. Harmon

    /s/ STEPHEN P. HOLMES
------------------------------  Director                      August 9, 1999
      Stephen P. Holmes

    /s/ MICHAEL J. KENNEDY
------------------------------  Director                      August 6, 1999
      Michael J. Kennedy

    /s/ MICHAEL P. MONACO
------------------------------  Director                      August 6, 1999
      Michael P. Monaco